EXHIBIT 99.2

Operator:	Thank you for holding. Your Atlantis Plastics conference call. Today’s moderator will be Mr. Paul Saari. Throughout the discussion, all participants will be muted. You will be able to ask your question at the end of today’s presentation by pressing 01 on your telephone. As a reminder, your conference call is being recorded. And now without further delay, I will turn your conference call over to Mr. Saari.

Saari:	Thank you Operator. Good morning everyone. Thank you for joining us today for our fourth quarter 2005 earnings conference call. First, some required disclosures. Our presentation today contains certain forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from these statements. For an elaboration of such factors please refer to the disclosure statements in this morning’s earnings release. Now I’d like to turn the conference call over to Anthony Bova, Chief Executive Officer of Atlantis Plastics.

Bova:	Thanks Paul and good morning. Hopefully you’ve had a chance to read our earnings report released earlier today. We are extremely pleased with our Q4 and full year 2005 operating results. To recap as a Company, in Q4 we increased gross profit by 25%, operating profit by 54% and EBITDA by 41%. For full year 2005, excluding the impact of the write-off of the unconsummated financing and option cancellation charges, we increased our gross profit 15%, operating profit 27% and EBITDA by 20%. We are particularly pleased with the fact that this is the fourth year in a row that we have met or exceeded our internal target of EBITDA growth of 15% or better. To be specific, we exceeded the target by nearly two million dollars. Looking at our individual businesses which generated these results, first, molded products. Our business plan, based upon high capacity utilization and relentless cost containment, benefited for the quarter by net sales increasing over 17% led by strong demand in both our building products business and our custom injection molding business. Gross profit increased 34% and operating profit nearly doubled versus Q4 of 2004. For the full year 2005 both net sales and gross profit increased 16% and operating profit over 31%. We believe we are strategically positioned for continued growth in both the OEM appliance sector and the high growth building products sector. In our Profile Extrusion business, net sales were up 29% for the quarter and 37% for the full year 2005, specifically driven from the acquisition of LaVanture in Q4 of 2004. Significant weakness in the RV sector coupled with inefficiencies in manufacturing after plant consolidations and integration negatively impact operating profit. We have implemented a specific operating plan to improve the performance of this business segment. Finally, our Plastic Films business generated excellent operating results during a period of unprecedented increases in raw materials due to production interruptions in the gas and oil industry caused by the gulf hurricanes. Net sales measured in volume increased 7% for the quarter and 4% for the full year. This is excellent growth when you consider as you will recall the industry went through an inventory correction about this time last year. We are particularly pleased to have been able to meet all of our valued customers requirements while many of our competitors declared force majeure. Due to constant focus on inventory management and margin protection Films gross profit and operating profit for Q4 of 2005 increased 25% and 56%, respectively, from Q4 of 2004. For the full year 2005, we increased gross profit 16%, operating profit 27% respectively versus 2004. With the resin prices peaking in Q4 of 05 similar to what happened in Q4 of 04 we expected, and are seeing, an inventory correction in Q1 of 06 as end-users reduce their inventory levels. I now like to turn it over to Paul Saari for some more detailed financials. Paul?

Saari:	Thank you Tony. I’d like to summarize some of the financial highlights for our fourth quarter and full year results. In the fourth quarter on a fully diluted basis, our earnings came in at $0.32 compared to $0.33 in 2004 and on a full year basis, our earnings per share were $0.81 compared to $1.42. As indicated in our earnings release, our operating results for 2005 include a number of one-time charges that are specifically related to the new financing and special one-time dividend we did in the first half of the year. In the first quarter we wrote off $3.8 million of unamortized deferred financing costs from our old debt, and we also incurred an additional $1.0 million of one-time charges related to the cancellation of stock options and costs associated with the high-yield financing that was not completed. These charges, totaling $4.8 million on a pre-tax basis and $3.1 million on an after-tax basis, reduced our earnings per share in 2005 by $0.38. Our EBITDA, or earnings before interest, taxes, depreciation and amortization, was $12.2 million for the fourth quarter compared to $8.6 in 2004, and on a full year basis our EBITDA, excluding the $1.0 million of non-recurring charges improved to $42.2 million, up from $35.2 million in the prior year, an increase of 20% year over year. On our SG&A area, as a result of our improved operating leverage, our SG&A in 2005 as a percent of sales decreased to 8.4%, a 1% reduction from 2004. For the quarter, on a consolidated basis, our gross margins were 15.7% and our operating margins were 7.6%. For the full year our gross margins finished at 15.4% compared to 16.2% in the prior year and our operating margin excluding the non-recurring charges improved to 7.1% compared to the 6.8% in the prior year. At the end of the year, our balance sheet reflects the increase in long-term debt that we used to fund the $103 million special dividend on April 8th. And at the end of December, we had total outstanding long-term debt of approximately $199 million. Of importance to note is the increase in working capital that was needed to support the growth of our business. As a result of the resin increases that we experienced over the last twelve months, we had to fund approximately $14 million in working capital with the resin inflation imbedded in our raw materials, finished goods and accounts receivable. Capital expenditures for 2005 were $16.9 million and we expect to spend approximately $18 million in capital in 2006. With that Operator, we would now like to open the call to questions.

Operator:	If you do have a question at this time, please press 01 on your telephone keypad. The first question today comes from Howard Blum:

Blum:	Good morning. Good quarter, guys. Two questions. Paul was just talking about the inventory correction and I understand that the numbers reflected that in the first quarter clearly. Do you think that we’re past the worst of that correction? You talk about it running for the first half, but have we started to see some rebounding in that? And the second question is as it relates to the Profile Extrusion business. You’ve said you’ve implemented specific operating plans to improve the performance. Have you started to see positive results of those plans?

Bova:	Let’s take your first question first. As far as the inventory correction, it is marginally improved but nowhere close to a normal order pattern. So there is still evidently inventory to be worked off, but the key thing is, is that resin is still, as we speak, falling. And in that environment, typically major customers are very, very reluctant to bring in high priced inventory. Your second question: we have a number one priority list on our basis is to improve the performance in our Profile Extrusion business. We have, as stated, implemented a plan. We are beginning to see the fruits of that labor because this is one of our highest profitability segments and it is something that we want to rectify quickly.

Blum:	Thank you very much.

Operator:	Thank you. The next question comes from Jamie Wyland.

Wyland:	Following in that vane on Profile Extrusion, what is the potential opportunity to improve? How low is the number versus how much of a swing factor will you have when you get it operating efficiently?

Bova:	We really don’t get into specific in terms of up or down. But in our view, I would characterize the under performance from our expectation as a full 15%.

Saari:	Jamie, we really should be able to return it to the historic operating margins that you’ve seen generated from that business.

Wyland:	When you say we should, over what time period would you expect to – are you a year away or six months away?

Bova:	No, I would say that we will see significant progress in the first half.

Wyland:	Okay, and the difficulties, the inefficiencies were caused by?

Bova:	Well, we basically, you consolidated three facilities with about 10,500 SKU’s. And as part of the plan we took two facilities that were really operating four days and took them to around the clock. It was the right strategic thing to do because that’s where you’re going to get all the synergies, but in executing that, we dropped the ball in terms of the “how” of that and as a result, we are over in labor and over in scrap as a net-net from our expectation.

Wyland:	Moving over to building products, are there any additional lines that you are going to enter into, any new product lines, any additional distribution? And could you talk about volume and any capacity constraints that you may have.

Bova:	As I basically stated, one of our clear strategies is not to quote-unquote underfeed the segment. So we have plenty of capacity and in the year 2005 we nearly grew the business 30% in revenue and we’re probably approaching 37 to 38 million in revenue. We have capacity, quite frankly, for about 42. We will add capacity as needed and as you’ll recall, the time lag to add capacity, a line and a mold, is only about 14 weeks and there is clearly space available and all the expertise. What we’re working on now is as in our OEM business, and that is to install robots throughout our facilities. This is a labor reduction, margin improvement initiative that we are very, very excited about. So net-net we expect the growth to continue at about the level of 2005 but we are expecting some margin improvement as we invest in robotics. in robotics.

Wyland:	So you can maintain a similar 30% top-line growth rate?

Bova;	That’s what we are anticipating.

Wyland:	How much in the way of capital expenditures to get you to, let’s just say, a $55 million capacity by year end would that entail?

Bova:	Well, each line to generate 2-1/2 to 3 million dollars of top line. Cost you about five to six hundred grand. So I’d basically say you’re safe at a little under two million. Not huge.

Wyland:	Is this just existing products selling through new distribution or are there new products involved?

Bova:	We are expecting, although I’m not going to disclose what it is, but we are expecting a new product to be out in the marketplace middle part of Q3.

Wyland:	I guess I can’t ask the potential for that new product. In a different market segment?

Bova:	No, same market segment. It’s in addition. We’re very excited about it, plus the fact that we are looking at a basket of products in the building products segment, but to be produced in our Profile Extrusion.

Wyland:	And the margins you’re getting in building products are still at the same level, still well above corporate averages?

Bova:	Well above corporate averages.

Wyland:	And not much in the way of deterioration or if there is any price deterioration from competition, you’re offsetting it by operating efficiencies?

Bova:	De minimus.

Wyland:	Last two things. When you talk about the inventory correction, is that across all lines that you sell or are you specifically referencing the Film business?

Bova:	It’s specifically the Film business and it’s really centered in Stretch Film. We have marginal impact in Custom Film because as you know, custom film is not as transactional as stretch film. It’s sold direct to end users versus 95% of stretch film goes through distribution. So the inventory correction is impacting Stretch Film and to a lesser degree Custom Film. Our Molded Products and Profile Extrusion businesses are pretty strong.

Wyland:	And lastly, as far as inventory turns, you ratched up turns nicely in 2005. Are you at a max level or is there still more room to improve inventory turn?

Saari:	Well, we do experience some volatility in inventory as we manage through the pricing cycle. Obviously in a period of rising resin markets we are going to do some pre-buying and manage to protect margins that way. But we generally will track in that 30-35 day range where we can. Right now with the inventory correction we’re pretty well running flat out in our Films business so we’ve built quite a bit of finished goods this quarter so our working capital has had to fund that but with resin coming down, you don’t want to be too long in inventory right now so we’re going to try to work those levels down.

Wyland:	Outstanding job fellows, thank you.

Operator:	If anyone has any further questions at this time, please press 01 on your telephone keypad. The next question comes from Jeffrey Preece.

Preece:	Good morning gentlemen. I just am probably misreading the description of Plastic Films. You experienced a volume increase of 7%?

Bova:	In Q4.

Preece:	In Q4, okay. And with there’s a discussion in the paragraph basically, I think it’s talking about resin prices and inventory correction and the resin – in resins or is it with regard to the customer plastic film inventories?

Bova:	It’s the film inventories.

Preece:	And you saw a big move in the 4th quarter by customers to try to build inventory during that period of time?

Bova:	Yes. It’s a typical pre-buy with resin going up how many cents, Paul?

Saari:	You look at the year over year effect in that fourth quarter, our average prices, while volume was up 7%, selling prices were up almost 20%. So quite a bit of resin inflation embedded in the top-line numbers. And then with the weather-related issues, many customers were concerned about availability of film so really everyone, the entire channel went especially long and by year end all the channels were pretty flush with inventory that now we’re seeing being worked off with resin prices now falling and obviously plenty of supply available.

Preece:	Okay. We do a survey of end-user inventory, I just don’t find them with any inventory. That’s why my curiosity as well as a couple of calls from other companies seem to suggest the customers end up burning down all their inventories last quarter for a failure to receive from – I think primarily what was it, Dow’s operations for a hundred million pounds were shut down in stretch film last quarter for at least a period of time? The resin facilities shut down with –

Bova:	Yes, there were interruptions. We have had and do have excellent relations with our resin suppliers, and as mentioned in the release almost all of our major competitors issued force majeure. We did not. And we benefitted quite frankly by the fact that we have excellent relations and we like to pride ourselves in our planning. We are a little mystified why most of our competitors issued force majeure because many of them are larger than we are. So there were interruptions and quite frankly we’ve benefited, and are benefiting, from the fact we didn’t let any of our customers down and quite frankly gained share in Q4 and are continuing to hold that.

Saari:	But when you look out in the overall, the entire distribution channel going into January, inventory levels were very high. So the customers now with resin falling are clearly going to delay the replacement of that inventory as long as possible and work those inventories down.

Preece:	So you would actually look for a fairly significant decline in volume for the first half of the year on Stretch Film?

Bova:	First quarter. And I think we characterized it in the first half because we don’t have a crystal ball of when the ordering pattern will normalize and a good trigger is going to be two fold, when as Paul said, inventory is worked off and the reduction in the price of resin when that stops. It turns very quickly in this market, especially from perhaps your survey that shows that perhaps the depletion in inventory with our customers is ebbing. Let’s put it that way.

Preece:	I don’t mean to interrupt but if you look at pricing during the quarter, what was the average price increase during the quarter that you experienced? Do you discuss that?

Saari:	We don’t specifically but we certainly recovered all of the resin price increases that we incurred.

Preece:	So it was straight pass thru during the period?

Bova:	We took great pride in our margin management.

Preece:	Do you discuss where your resin inventories were specifically going into the beginning of the quarter versus –

Saari:	No, we don’t.

Preece:	Were you longer at pre-Katrina than you were normally during that period? Like were you able to effectively trade resin better during the quarter than you have in the past?

Saari:	We think we did a better job than our competitors.

Preece:	Okay, thank you very much.

Bova:	Thank you.

Operator:	Thank you, if anyone has any further questions at this time, you may press 01 on your telephone keypad. There are no further questions at this time, gentlemen.

Bova:	I want to thank everybody for dialing in, and have a good day. Thank you.

Saari:	Thank you.